Exhibit 3.132

          I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “LAD I REAL ESTATE COMPANY, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

          THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

          CERTIFICATE OF FORMATION, FILED THE TEWNTY-NINTH DAY OF JULY, A.D. 2004, AT 1:14 O’CLOCK P.M.

          AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
3835890 8100H	AUTHENTICATION:	4437534
060024629	DATE:	01-10-06

STATE of  DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of  FORMATION

•	First: The name of the limited liability company is LAD I Real Estate Company, LLC.

•
Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington. The name of its registered agent at such address is The Corporation Trust Company.

•	Third: The term of existence of the company shall be perpetual.

•	Fourth: The Company shall be managed by a manager or managers.

          In Witness Whereof, the undersigned have executed this Certificate of Formation of LAD I Real Estate Company, LLC this 29th day of July, 2004.

BY:	/s/ Lianne Barnard

NAME:	Lianne Barnard, Organizer